Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subject:  Update to First Quarter Catastrophe Pre-Announcement

Press Contact: G. Patrick Corydon
(317) 636-9800 (ext. 355)
corydon@baldwinandlyons.com

Indianapolis, Indiana, April 22, 2010--Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) today announced that additional information received from its ceding reinsurers has increased the estimates of losses associated with first quarter catastrophes, principally Earthquake Maule (Chile), Windstorm Xynthia (Europe) and Windstorm Victoria (Australia).  The initial aggregate loss for these events, as previously announced, was estimated to be in the range of $5.0 million to $6.5 million, net of provisions for associated reinstatement premiums and net of taxes.  The updated aggregate estimate of these losses, after tax, is approximately $10.0 million.

While this most recent loss estimate is based on an additional month of information available to our reinsurance partners, management cautions that the actual ultimate net impact on the Company's results arising from these catastrophes could differ from this estimate.

About the company:
Baldwin & Lyons, Inc., based in Indianapolis, Indiana, is a specialty property-casualty insurer with a leading position in providing liability coverage for large and medium-sized fleets in the transportation industry. Additionally, the company's product offerings include coverage for private passenger automobile, small fleet trucking, commercial property, and selected professional liability lines as well as a limited program of reinsurance assumed.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.